                    PRELIMINARY COPY - SUBJECT TO COMPLETION

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  / /
Filed by a Party other than the Registrant /x/

Check the appropriate box:
/ / Preliminary Proxy Statement  / / Confidential, for the use of the Commission
                                     only (as permitted by Rule 14a-6(e)(2))

/ / Definitive Proxy Statement
/ / Definitive Additional Materials

/x/ Soliciting Material Pursuant to Rule 14a-12

                               DIME BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

                         NORTH FORK BANCORPORATION, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
5)   Total fee paid:

--------------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)   Amount previously paid:

--------------------------------------------------------------------------------
2)   Form, Schedule or Registration Statement No.

--------------------------------------------------------------------------------
3)   Filing party:

--------------------------------------------------------------------------------
4)   Date filed:

                    PRELIMINARY COPY - SUBJECT TO COMPLETION

                               [NORTH FORK LOGO]
                                   NORTH FORK
                              BANCORPORATION, INC.

                                                                   March 6, 2000

Dear Dime Stockholder:

         ON MARCH 5, 2000, NORTH FORK BANCORPORATION, INC. ANNOUNCED ITS INTENTION TO COMMENCE AN OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF DIME BANCORP, INC. COMMON STOCK FOR 0.9302 SHARES OF NORTH FORK COMMON STOCK AND $2.00 IN CASH. Based on the closing price of North Fork's common stock on the New York Stock Exchange on March 3, 2000, our exchange offer has a value of $17.00 per Dime share, which represents a 41% premium over the implied value to Dime stockholders of its proposed merger with Hudson United Bancorp (based on the 0.60255 exchange ratio in that transaction and the $20.0625 closing price of Hudson United common stock on March 3, 2000). We are also seeking, in connection with the consummation of our exchange offer, to enter into an agreement with Dime providing for a second-step merger between Dime and a wholly owned subsidiary of North Fork in which each remaining Dime common share would be exchanged for the same per share consideration paid to Dime stockholders in the exchange offer. Our offer will be made by a prospectus and letter of transmittal, which will be mailed separately to you, and will be subject to certain conditions as described in the proxy statement accompanying this letter.

         As you know, Dime has entered into a merger agreement with Hudson United in which Dime will be the surviving corporation in the merger and will change its name to Dime United. In the proposed merger, each outstanding share of Dime common stock would be converted into 0.60255 shares of Dime United common stock and each outstanding share of Hudson United common stock would be converted into one share of Dime United common stock.

         In connection with the proposed Hudson United merger, Dime has scheduled a special meeting of stockholders to be held at 10:00 a.m., Eastern time, on March 15, 2000 at Chelsea Piers, Pier 60, 23rd and Hudson River, New York, New York 10011. The Dime Board of Directors is soliciting your vote to approve its proposed merger with Hudson United at that meeting. AS DISCUSSED IN THE ACCOMPANYING PROXY STATEMENT, WE BELIEVE NORTH FORK'S PROPOSED EXCHANGE OFFER AND SECOND-STEP MERGER WILL PROVIDE YOU A SIGNIFICANT PREMIUM AND GREATER VALUE THAN THE PROPOSED HUDSON UNITED/DIME MERGER.

         WE URGE YOU TO VOTE AGAINST THE PROPOSED HUDSON UNITED/DIME MERGER
BECAUSE:

     o The North Fork offer provides a significant premium and more value for your Dime shares than the proposed Hudson United merger. Based on the closing price for North Fork Common Stock on the last trading day prior to the date of this Proxy Statement, our offer provides you with $17.00 per share in value, representing a premium of $4.91 per share (or approximately 41%) over the implied value of the proposed Hudson United/Dime merger, based on the closing price of Hudson United common stock on the last trading day prior to the date of this Proxy Statement.

     o One of the conditions of our offer is that the Hudson United/Dime merger NOT be approved by the stockholders of Dime. As a result, for you to have an opportunity to exchange your Dime shares for the consideration to be offered in the North Fork offer, the proposed Hudson United/Dime merger MUST NOT be approved by the holders of a majority of the shares of Dime common stock.

     o Your vote AGAINST the Hudson United/Dime merger will send a strong message to the Dime Board of Directors that you want to preserve your opportunity to accept the superior value represented by North Fork's offer.

         YOUR VOTE IS ESSENTIAL! IF YOU WANT THE OPPORTUNITY TO CONSIDER THE NORTH FORK OFFER, VOTE AGAINST THE PROPOSED HUDSON UNITED/DIME MERGER BY SIGNING, DATING AND RETURNING THE ACCOMPANYING GOLD PROXY CARD TODAY.

         Even if you previously have submitted a proxy card furnished by the Dime Board, it is not too late to change your vote by simply signing, dating and returning the enclosed GOLD proxy card today.

         WE URGE YOU TO PROTECT YOUR INTERESTS -- PLEASE SIGN, DATE AND RETURN THE GOLD PROXY CARD TODAY.

         Thank you for your consideration and support.

                                    Sincerely,

                                    /s/ John Adam Kanas
                                    ------------------------------------------
                                    John Adam Kanas
                                    Chairman, President and Chief Executive
                                    Officer

                                    IMPORTANT

1. If your Dime shares are held in your own name, please sign, date and mail the enclosed GOLD proxy card to D.F. King & Co., Inc. ("D.F. King") in the postage-paid envelope provided.

2. If your Dime shares are held in "street-name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. If your shares are held in "street-name," deliver the enclosed GOLD proxy card to your broker or bank and contact the person responsible for your account to vote on your behalf and to ensure that a GOLD proxy card is submitted on your behalf. North Fork urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to North Fork in care of D.F. King & Co., Inc., 77 Water Street, New York, NY 10005 so that North Fork will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Only stockholders of record on February 4, 2000 are entitled to vote at the special meeting of Dime stockholders. North Fork urges each stockholder to ensure that the record holder of his or her shares signs, dates and returns the enclosed proxy card as soon as possible.

     Do not sign or return any proxy card you may receive from Dime.

     If you have any questions or need assistance in voting your shares, please call:

                              D.F. KING & CO., INC.

                                 77 Water Street
                            New York, New York 10005
                            Toll Free: 1-800-755-7250

         THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED HUDSON UNITED/DIME MERGER AND IS NEITHER AN OFFER TO SELL ANY SHARES OF NORTH FORK COMMON STOCK NOR A REQUEST FOR THE TENDER OF DIME COMMON STOCK. THE NORTH FORK EXCHANGE OFFER WILL BE REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WILL BE MADE ONLY BY MEANS OF A PROSPECTUS AND RELATED LETTER OF TRANSMITTAL TO BE MAILED SEPARATELY TO DIME STOCKHOLDERS.

                    PRELIMINARY COPY - SUBJECT TO COMPLETION

                         SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                               DIME BANCORP, INC.
                          TO BE HELD ON MARCH 15, 2000

                                 PROXY STATEMENT
                                       OF
                         NORTH FORK BANCORPORATION, INC.

                             SOLICITATION OF PROXIES
                     IN OPPOSITION TO THE PROPOSED MERGER OF
                  DIME BANCORP, INC. AND HUDSON UNITED BANCORP

         This Proxy Statement and the enclosed GOLD proxy card are furnished by North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), in connection with its solicitation of proxies to be used at a special meeting (the "Special Meeting") of stockholders of Dime Bancorp, Inc., a Delaware corporation ("Dime"), to be held at 10:00 a.m., Eastern time, on March 15, 2000 and at any adjournments, postponements or reschedulings thereof. The Special Meeting is scheduled to be held at Chelsea Piers, Pier 60, 23rd and Hudson River, New York, New York 10011. Pursuant to this Proxy Statement, North Fork is soliciting proxies from holders of shares of common stock, par value $.01 per share, of Dime ("Dime Common Stock") to vote AGAINST the proposed merger of Hudson United Bancorp, a New Jersey corporation ("Hudson"), with and into Dime (such proposed merger, the "Proposed Hudson United Merger"). Dime has set February 4, 2000 as the record date for determining those stockholders who will be entitled to vote at the Special Meeting. This Proxy Statement and the enclosed GOLD proxy are first being sent or given to stockholders of Dime on or about March , 2000. The principal executive offices of Dime are located at 589 Fifth Avenue, New York, New York 10017.

THE NORTH FORK OFFER

         On March 5, 2000, North Fork announced its intention to commence an offer (the "North Fork Offer" or the "Offer") to exchange each outstanding share of Dime Common Stock for 0.9302 shares of common stock, par value $0.01 per share, of North Fork ("North Fork Common Stock") and $2.00 in cash. Based on the closing price of North Fork Common Stock on the New York Stock Exchange ("NYSE") on March 3, 2000, the North Fork Offer has a value of $17.00 per Dime share, which represents a 31% premium over the closing price of Dime's stock on the NYSE on March 3, 2000, and a 41% premium over the implied value of the Proposed Hudson United Merger of $12.09 (based on the 0.60255 exchange ratio in that transaction and the $20.0625 closing price of Hudson United common stock on March 3, 2000). The terms and conditions of the North Fork Offer will be set forth in a prospectus to be filed with the Securities and Exchange Commission (the "Commission") and mailed to you separately.

         North Fork is seeking, upon the valid termination of the merger agreement between Hudson United and Dime, to negotiate a definitive merger agreement with Dime pursuant to which Dime would, as soon as practicable following the completion of the North Fork Offer, merge with a wholly owned subsidiary of North Fork (the "Proposed North Fork Merger"). The purpose of the North Fork Offer and the Proposed North Fork Merger is to enable North Fork to acquire control of, and ultimately the entire equity interest in, Dime. The North Fork Offer, as the first step in North Fork's proposed acquisition of Dime, is intended to facilitate the acquisition of a majority of the outstanding shares of Dime Common Stock. The purpose of the Proposed North Fork Merger is to acquire all shares of Dime Common Stock not exchanged pursuant to the North Fork Offer or otherwise. Pursuant to the Proposed North Fork Merger, each then outstanding share of Dime Common Stock (other than shares owned by North Fork and shares held in the treasury of Dime), would be converted into the right to receive 0.9302 shares of North Fork Common Stock and $2.00 in cash.

CONDITIONS TO THE NORTH FORK OFFER

         The North Fork Offer will be conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the North Fork Offer that number of shares of Dime Common Stock which, together with the shares of Dime Common Stock beneficially owned by North Fork for its own account, constitutes a majority of the shares of Dime Common Stock outstanding on a fully diluted basis (the "Minimum Condition"), (2) the stockholders of Dime not having approved and adopted the Agreement and Plan of Merger, dated as of September 15, 1999 as amended and restated on December 27, 1999, between Dime and Hudson United (the "Hudson United Merger Agreement") in satisfaction of
Section 251 of the Delaware General Corporation Law ("DGCL"), (3) North Fork being satisfied, in its sole judgment, that the Hudson United Merger Agreement has been validly terminated, and Dime having entered into a definitive merger agreement with North Fork to provide for the acquisition of Dime pursuant to the North Fork Offer and the Proposed North Fork Merger, (4) approval of the issuance of shares of North Fork Common Stock pursuant to the North Fork Offer by the requisite vote of holders of North Fork Common Stock under applicable NYSE rules, (5) North Fork being satisfied, in its sole judgment, that the Dime Stockholder Protection Rights Plan is inapplicable to the North Fork Offer and the Proposed North Fork Merger, (6) North Fork being satisfied, in its sole judgment, that the provisions of Section 203 of the DGCL are inapplicable to the North Fork Offer and the Proposed North Fork Merger, (7) all regulatory approvals required to consummate the North Fork Offer having been obtained and remaining in full force and effect without the imposition of any condition or restriction that would be materially adverse to North Fork and Dime on a combined basis, and all statutory waiting periods in respect thereof having expired, (8) North Fork being satisfied, in its sole judgment, that the Stock Option Agreement, dated as of September 16, 1999 (the "Hudson United Option Agreement"), between Hudson United and Dime has been validly terminated and that the option issued by Dime to Hudson United thereunder has been surrendered to Dime for an amount not to exceed $50 million in cash, and (9) Dime not having entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing North Fork's ability to acquire Dime or otherwise diminishing the expected economic value to North Fork of the acquisition of Dime.

         All conditions to the North Fork Offer must be satisfied or waived prior to the expiration of the North Fork Offer.

         The conditions described in clause (6) above would be satisfied upon approval by Dime's Board of Directors of the North Fork Offer and the Proposed North Fork Merger. In addition, the condition described in clause (2) above would be satisfied if the stockholders of Dime do not approve the Hudson United Merger Agreement.

         On October 20, 1995, the Board of Directors of Dime adopted a Stockholder Protection Rights Plan (the "Rights Plan"). Under the Rights Plan, which expires in November 2005, the Dime Board declared a dividend of one right on each outstanding share of Dime Common Stock, which was distributed on November 6, 1995 to stockholders of record on that date (the "Rights"). The Rights Plan, if not invalidated or otherwise made inapplicable to North Fork, the North Fork Offer and the Proposed North Fork Merger, will make the acquisition of shares of Dime Common Stock pursuant to the North Fork Offer and the Proposed North Fork Merger impracticable. Satisfaction of condition (5) set forth in the third preceding paragraph would require the Dime Board to redeem the Rights, amend the Rights Plan or otherwise make the Rights Plan inapplicable to North Fork, the North Fork Offer and the Proposed North Fork Merger.

         There can be no assurance as to whether the conditions to the North Fork Offer will be satisfied and, if so, as to the timing of satisfaction of such conditions. While satisfaction of certain of such conditions is within the control of the Dime Board, satisfaction of certain other conditions are outside of the control of the Dime Board. By voting against the Proposed Hudson United Merger, stockholders can demonstrate their support for the proposed combination of Dime and North Fork. A vote against the Proposed Hudson United Merger moves all Dime stockholders closer to being able to benefit from the North Fork Offer.

         While North Fork is committed to helping Dime's stockholders realize the significant premium and greater value to be offered in the North Fork Offer and the Proposed North Fork Merger, until the conditions to the North Fork Offer are satisfied or waived, North Fork will not purchase any Dime Common Stock pursuant to the North Fork Offer. Accordingly, a vote for the Proposed Hudson United Merger could leave Dime stockholders without a viable alternative for an acquisition of Dime because North Fork will not proceed with the North Fork Offer if the Proposed Hudson United Merger is approved by Dime stockholders.

CERTAIN INFORMATION CONCERNING THE PROPOSED HUDSON UNITED MERGER

         The Hudson United Merger Agreement provides that in the Proposed Hudson United Merger, Dime will be the surviving corporation and will change its name to Dime United. Each outstanding share of Dime Common Stock, other than those beneficially owned by Dime or Hudson United, would be converted into 0.60255 shares of Dime United common stock, and each outstanding share of Hudson United common stock, other than those beneficially owned by Dime or Hudson United, would be converted into one share of Dime United common stock. The obligations of Dime and

Hudson United to complete the Proposed Hudson United Merger are subject to various conditions, including the following: (1) approval and adoption of the Hudson United Merger Agreement by the stockholders of Dime and Hudson United,
(2) receipt and effectiveness of all governmental and other approvals, registrations and consents and the expiration of all related waiting periods required to consummate the Proposed Hudson United Merger and the issuance of Dime United common stock, and (3) the receipt by each of Dime and Hudson United of a letter from its respective independent auditors to the effect that the Proposed Hudson United Merger will qualify for pooling-of-interests accounting treatment.

         In connection with the execution of the Hudson United Merger Agreement, Dime and Hudson United also entered into the Hudson United Option Agreement, pursuant to which Dime granted to Hudson United an option (the "Hudson United Option") to purchase 22,271,682 shares of Dime Common Stock (or approximately 19.9% of the issued and outstanding shares of Dime Common Stock at the time of grant of the Hudson United Option), at an exercise price of $17.75 per share, subject to certain adjustments.

         Hudson United may exercise the Hudson United Option if both an "initial triggering event" and a "subsequent triggering event" occur prior to the occurrence of an event that would terminate the Hudson United Option. In light of the public announcement of the North Fork Offer, an initial triggering event will have occurred under the Hudson United Option Agreement if, among other things, the Dime stockholders fail to approve and adopt the Hudson United Merger Agreement at the Special Meeting. An initial triggering event also will have occurred under the Hudson United Option Agreement if North Fork files a registration statement with the Commission with respect to the North Fork Offer. A subsequent triggering event under the Hudson United Option will have occurred if any person acquires beneficial ownership of 25% or more of the outstanding voting securities of Dime or if Dime enters into an agreement with respect to or otherwise proposes or recommends any transaction with a third party (other than Hudson United) involving a merger or consolidation of, or a sale of all or a substantial part of the assets or deposits of or securities constituting 25% or more of the outstanding voting power of, Dime or any of its subsidiaries. Furthermore, under certain circumstances, Hudson United will have the right to surrender the Hudson United Option to Dime for a cash payment of $50 million.

         The foregoing description of the Hudson United Merger Agreement and the Hudson United Option Agreement is qualified in its entirety by reference to the full text of the Hudson United Merger Agreement and the Hudson United Option Agreement, copies of which have been included as annexes to the Joint Proxy Statement/Prospectus of Dime and Hudson United, dated February 8, 2000 (the "Joint Proxy Statement/Prospectus"), included in Dime's Registration Statement on Form S-4, filed with the Commission on February 8, 2000.

         The purpose of the solicitation made by this Proxy Statement is to enable Dime stockholders to decide for themselves whether the proposed North Fork Offer is superior to the Proposed Hudson United Merger and to act in their own best interests.

                                    IMPORTANT

         IF YOU WANT TO HAVE THE OPPORTUNITY TO ACCEPT THE NORTH FORK OFFER, WE URGE YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY TO VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER. BECAUSE THE SPECIAL MEETING IS SCHEDULED FOR MARCH 15, 2000, WE URGE YOU TO EXECUTE AND MAIL THE GOLD PROXY CARD AS SOON AS POSSIBLE.

         REJECTION OF THE PROPOSED HUDSON UNITED MERGER IS A CRITICAL STEP IN SECURING THE SUCCESS OF THE NORTH FORK OFFER. YOUR VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE NORTH FORK OFFER.

         EVEN IF YOU HAVE ALREADY SENT A PROXY TO THE BOARD OF DIRECTORS OF DIME, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY IN THE ENCLOSED ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF YOUR PROXY IS MAILED IN THE UNITED STATES.

         THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED HUDSON UNITED MERGER AND IS NEITHER AN OFFER TO SELL ANY SHARES OF NORTH FORK COMMON STOCK NOR A REQUEST FOR THE TENDER OF DIME COMMON STOCK. THE NORTH FORK EXCHANGE OFFER WILL BE REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WILL BE MADE ONLY BY MEANS OF A PROSPECTUS AND RELATED LETTER OF TRANSMITTAL TO BE MAILED SEPARATELY TO DIME STOCKHOLDERS.

                       BACKGROUND OF THE NORTH FORK OFFER

         From time to time, North Fork is involved in due diligence investigations, discussions and negotiations concerning possible business combination transactions with other financial institutions. North Fork generally seeks to acquire financial institutions that would (i) complement its overall strategic focus, (ii) provide opportunities for growth in markets where the target financial institution conducts business, and (iii) improve North Fork's retail banking franchise.

         On September 15, 1999, Dime and Hudson United announced that they had entered into the Hudson United Merger Agreement and the Hudson United Option Agreement. On or about February 9, 2000, Dime and Hudson United mailed the Joint Proxy Statement/Prospectus to their respective stockholders.

         Following the dissemination of the Joint Proxy Statement/Prospectus, representatives of North Fork and North Fork's outside financial advisors and legal counsel held several meetings to review and discuss North Fork's strategic options in light of the Proposed Hudson United Merger and the upcoming Special Meeting of Dime stockholders. In addition, representatives of North Fork initiated discussions with representatives of FleetBoston Financial Corporation ("FleetBoston") to ascertain FleetBoston's interest in making an equity investment in North Fork in connection with the North Fork Offer. See "Certain Arrangements with FleetBoston Financial Corporation."

         On March 5, 2000, North Fork's Board of Directors (the "North Fork Board") met to review the proposed terms of the North Fork Offer, the proxy solicitation and the proposed arrangements with FleetBoston. Because the North Fork Board believes that a combination of North Fork and Dime would offer compelling benefits to both companies, their stockholders and their other constituencies, it unanimously determined that North Fork should solicit proxies against the Proposed Hudson United Merger, proceed with the North Fork Offer, and initiate litigation (the "Delaware Litigation") in Delaware as described below under "Certain Litigation." The North Fork Board also approved the arrangements with respect to FleetBoston's equity investment in North Fork.

         On March 5, 2000, North Fork signed a definitive agreement with FleetBoston providing for an equity investment in North Fork in connection with the North Fork Offer.

         On March 5, 2000, North Fork announced its intention to commence the North Fork Offer, to be followed by the Proposed North Fork Merger, and that North Fork would be soliciting proxies against the Proposed Hudson United Merger. On March 6, 2000, North Fork commenced the Delaware Litigation.

            REASONS TO VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER

         North Fork urges you to vote your shares of Dime Common Stock AGAINST the Proposed Hudson United Merger for the following reasons:

     o A VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER GIVES YOU THE OPPORTUNITY TO RECEIVE A SIGNIFICANT PREMIUM FOR YOUR SHARES IN THE NORTH FORK OFFER.

         The North Fork Offer, if consummated, would provide you 0.9302 shares of North Fork Common Stock and $2.00 in cash per share of Dime Common Stock. Based on the closing price of North Fork Common Stock on the NYSE on March 3, 2000, the North Fork Offer has a value of $17.00 per Dime share. In the Proposed Hudson United Merger you will receive shares of Dime United which have an implied value of $12.09 based on the exchange ratios in the Proposed Hudson United Merger and the closing price of Hudson United common stock on March 3, 2000. The North Fork Offer represents a premium of $4.91 per share of Dime Common Stock, or approximately 41% over the implied value of the Proposed Hudson United Merger.

     o A VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER SENDS A STRONG MESSAGE TO THE DIME BOARD OF DIRECTORS THAT YOU WANT TO PRESERVE YOUR OPPORTUNITY TO ACCEPT THE NORTH FORK OFFER.

         By voting against the Proposed Hudson United Merger, stockholders can demonstrate their support for the proposed combination of Dime and North Fork. A vote against the Proposed Hudson United Merger moves Dime stockholders closer to being able to benefit from the North Fork Offer.

         A vote against the Proposed Hudson United Merger will not obligate you to tender your shares of Dime Common Stock pursuant to the North Fork Offer. However, it will give you an opportunity to decide for yourself whether the North Fork Offer is in your best interest. On the other hand, if Dime stockholders approve the Proposed Hudson United Merger, it is likely that the Proposed Hudson United Merger will be consummated.

     o A VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER WILL SATISFY ONE OF THE CONDITIONS TO THE NORTH FORK OFFER.

         One condition of the North Fork Offer is that Dime stockholders do not approve the Hudson United Merger. North Fork will not acquire any Dime Common Stock in the North Fork Offer unless this condition is satisfied. Thus, a vote against the Hudson United Merger moves all Dime stockholders closer to being able to receive the North Fork Common Stock and cash to be offered in the North Fork Offer. For a description of certain other conditions to the North Fork Offer, see "Conditions to the North Fork Offer."

         While North Fork is committed to helping Dime stockholders realize the significant premium and greater value of the North Fork transaction, until the conditions to the North Fork Offer are satisfied or waived, North Fork will not purchase any Dime Common Stock pursuant to the North Fork Offer. Accordingly, a vote for the Proposed Hudson United Merger could leave Dime stockholders without a viable alternative to the Proposed Hudson United Merger because North Fork will not proceed with the North Fork Offer if the Proposed Hudson United Merger is approved by Dime stockholders.

                  OBSTACLES TO THE NORTH FORK OFFER CREATED BY
                           THE DIME BOARD OF DIRECTORS

         You should be aware that the Board of Directors of Dime has taken several actions in connection with the Proposed Hudson United Merger which create barriers against any competing proposals (including the North Fork Offer) and thus hinder your ability to receive greater value for your Dime Common Stock.

         THE DIME BOARD OF DIRECTORS HAS AGREED TO IGNORE SUPERIOR PROPOSALS. In the Hudson United Merger Agreement, Dime has agreed that from the date of execution of the Hudson United Merger Agreement until the closing of the Proposed Hudson United Merger or the termination of the Hudson United Merger Agreement, Dime may not enter into any discussions with or furnish any confidential information to any person making an offer to merge with or acquire Dime (the "No-Talk Provision").

         THE DIME BOARD OF DIRECTORS HAS AGREED TO RECOMMEND THE PROPOSED HUDSON UNITED MERGER TO DIME STOCKHOLDERS REGARDLESS OF THE FACTS. Under the terms of the Hudson United Merger Agreement, the Dime Board of Directors has obligated itself to recommend the Proposed Hudson United Merger to Dime shareholders under any and all circumstances, even if a third party makes a superior proposal to merge with or acquire Dime (the "Recommendation Covenant").

         THE DIME BOARD OF DIRECTORS HAS AGREED TO STRICT LIMITATIONS ON ITS ABILITY TO TERMINATE THE HUDSON UNITED MERGER AGREEMENT. Under the Hudson United Merger Agreement, Dime may not terminate the Hudson United Merger Agreement even if Dime stockholders fail to approve the Proposed Hudson United Merger (the "Delayed Termination Provision"). In this circumstance, Dime could not terminate the Hudson United Merger Agreement until June 30, 2000.

         THE DIME BOARD OF DIRECTORS ADOPTED A STOCKHOLDER RIGHTS PLAN. On October 20, 1995, the Board of Directors of Dime adopted the Rights Plan (a so-called "poison pill"). The Rights Plan, if not invalidated or otherwise made inapplicable to North Fork, the North Fork Offer and the Proposed North Fork Merger, will make the acquisition of Dime Common Stock pursuant to the North Fork Offer and the Proposed North Fork Merger impracticable. However, pursuant to the

Rights Plan, Dime has agreed (without stockholder approval) that the Rights Agreement is not applicable to the Proposed Hudson United Merger. By adopting this "poison pill," the Dime Board created a significant obstacle to your receiving greater value for your shares of Dime Common Stock, whether from North Fork or otherwise.

         North Fork has commenced litigation challenging certain of these actions. See "CERTAIN LITIGATION."

                   YOU CAN TAKE IMMEDIATE STEPS TO HELP OBTAIN
                        THE MAXIMUM VALUE FOR YOUR SHARES

          (1) Return your GOLD proxy and vote AGAINST the Proposed Hudson United Merger; and

          (2)  Make your views known to the Dime Board of Directors.

          BY TAKING THESE STEPS, YOU WILL GIVE THE DIME BOARD OF DIRECTORS A CLEAR MESSAGE THAT THEY SHOULD TAKE ALL NECESSARY ACTIONS TO REMOVE ALL OBSTACLES TO THE NORTH FORK OFFER, WHICH PROVIDES YOU THE OPPORTUNITY TO RECEIVE A SIGNIFICANT PREMIUM FOR YOUR DIME SHARES.

         We believe that a vote against the Proposed Hudson United Merger will better enable Dime stockholders to consider the North Fork Offer, and is essential to secure the success of the North Fork Offer.

                               CERTAIN LITIGATION

         On March 6, 2000, North Fork filed a complaint against Dime, certain members of the Dime Board and Hudson United in the Chancery Court of the State of Delaware, alleging, among other things, breaches of fiduciary duties by the Dime Board in connection with the Hudson United Merger Agreement. The complaint seeks, among other things, an order invalidating certain provisions of the Hudson United Merger Agreement. North Fork believes that the Dime Board of Directors has violated its fiduciary duties to Dime stockholders by agreeing to the No-Talk Provision, the Recommendation Covenant and the Delayed Termination Provision, which are designed to inhibit any competing offers for Dime from North Fork or anyone else.

                               VOTING INFORMATION

         According to information contained in the Joint Proxy Statement/Prospectus, as of February 4, 2000, there were 110,899,492 shares of Dime Common Stock outstanding. Approval of the Proposed Hudson United Merger requires the affirmative vote of holders of a majority of all outstanding shares of Dime Common Stock. Broker non-votes and abstentions will have the same effect as votes against the Proposed Hudson United Merger.

         The accompanying GOLD proxy will be voted in accordance with the stockholder's instructions on such GOLD proxy. Stockholders may vote against the Proposed Hudson United Merger by marking the proper box on the GOLD proxy. If no instructions are given, the GOLD proxy will be voted AGAINST the Proposed Hudson United Merger.

         Whether or not you plan to attend the Special Meeting, we urge you to vote AGAINST the Proposed Hudson United Merger on the enclosed GOLD proxy and immediately mail it in the enclosed envelope. You may do this even if you have already sent in a different proxy solicited by Dime's Board of Directors. IT IS YOUR LATEST DATED PROXY THAT COUNTS. Execution and delivery of a proxy by a record holder of shares of Dime Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

         You may revoke your proxy at any time prior to its exercise by attending the Special Meeting and voting in person, by submitting a duly executed later dated proxy or by submitting a written notice of revocation. Unless revoked in the manner set forth above, duly executed proxies in the form enclosed will be voted at the Special Meeting on the Proposed Hudson United Merger in accordance with your instructions. In the absence of such instructions, such proxies will be voted AGAINST the Proposed Hudson United Merger.

     NORTH FORK STRONGLY RECOMMENDS A VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER.

     YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE GOLD PROXY TODAY.

     IF YOU ALREADY HAVE SENT A PROXY TO THE BOARD OF DIRECTORS OF DIME, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE PROPOSED HUDSON UNITED MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY.

          If you have any questions about the voting of your shares, please call:

                              D.F. KING & CO., INC.

                                 77 Water Street
                            New York, New York 10005
                            Toll Free: 1-800-755-7250

                            SOLICITATION OF PROXIES

         Proxies will be solicited by mail, telephone, telefax, telegraph, the Internet, newspapers and other publications of general distribution and in person. Directors, officers and certain employees of North Fork and the other participants listed on Schedule II hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

         North Fork has retained D.F. King & Co., Inc. ("D.F. King") for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which D.F. King is to receive a fee estimated not to exceed $300,000 in connection with the solicitation of proxies for the Special Meeting. Up to 120 people may be employed by D.F. King in connection with the solicitation of proxies for the Special Meeting. North Fork has also agreed to reimburse D.F. King for out-of-pocket expenses and to indemnify D.F. King against certain liabilities and expenses, including reasonable legal fees and related charges. D.F. King will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. Directors, officers and certain employees of North Fork may assist in the solicitation of proxies without any additional remuneration. The entire expense of soliciting proxies for the Special Meeting by or on behalf of North Fork is being borne by North Fork.

                            CERTAIN ARRANGEMENTS WITH
                        FLEETBOSTON FINANCIAL CORPORATION

         On March 5, 2000, North Fork entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with FleetBoston Financial Corporation ("FleetBoston") pursuant to which FleetBoston agreed to purchase (i) 250,000 shares of North Fork's 7.5% Series B Non-Cumulative Convertible Preferred Stock, par value $1.00 per share and with a liquidation preference of $1,000.00 per share (the "North Fork Preferred"), and (ii) Common Stock Purchase Rights to acquire 7,500,000 shares of North Fork Common Stock (the "Rights"), for an aggregate purchase price of $250,000,000.

         The North Fork Preferred will be convertible, in whole or in part, at any time and from time to time, into shares of North Fork Common Stock at a conversion price of $18.69 per share of North Fork Common Stock, subject to certain antidilution adjustments. The Rights will be exercisable, in whole or in part, at any time and from time to time, for shares of North Fork Common Stock for a period of ten years after their issuance at a price of $17.88 per share, subject to certain antidilution adjustments. If North Fork consummates the North Fork Offer and completes the Proposed North Fork Merger, and issues the North Fork Preferred and the Rights to FleetBoston, FleetBoston would beneficially own approximately 20,876,137 shares of North Fork Common Stock (assuming conversion of the North Fork Preferred and exercise of the Rights), or approximately 7% of the outstanding North Fork Common Stock after completion of the Proposed North Fork Merger.

         Completion of FleetBoston's purchase of the North Fork Preferred and the Rights is subject to certain conditions, including (1) satisfaction of the conditions in the North Fork Offer (without substantial change in the terms and conditions of the North Fork Offer); (2) acceptance for exchange of shares of Dime Common Stock tendered in the North Fork Offer; and (3) receipt and effectiveness of all regulatory approvals required to complete the purchase and the expiration of all related statutory waiting periods (without the imposition of any condition or restriction that would be materially adverse to FleetBoston).

         In the Stock Purchase Agreement, North Fork has agreed, subject to the consummation of the North Fork Offer, to cause Dime to sell to a FleetBoston subsidiary 17 retail banking offices of

Dime that, as of December 31, 1999, had total deposits of approximately $2.0 billion. Consummation of the branch sale transaction will be subject to the execution of a definitive branch sale agreement (which FleetBoston and North Fork have agreed to negotiate in good faith and enter into reasonably promptly following the consummation of the North Fork Offer), the receipt and effectiveness of all necessary regulatory approvals, and the satisfaction of other customary closing conditions. It is expected that the branch sale would be completed within 120 days of the closing of the North Fork Offer.

         Under the Stock Purchase Agreement, FleetBoston has agreed that, other than as contemplated in the Stock Purchase Agreement, for a period of two years it will not, among other things, acquire beneficial ownership of any North Fork voting securities, make any public announcement with respect to (or submit to North Fork) any proposal for the acquisition of any North Fork voting securities or with respect to a merger or other business combination involving North Fork, unless North Fork shall have made a prior written request to FleetBoston to submit such proposal, or participate in any solicitation of proxies to vote any North Fork voting securities (the "North Fork Standstill"). In addition, FleetBoston has agreed that until December 31, 2001, it will not acquire, or offer to acquire, any voting securities or assets of Dime or Hudson United, or make any public announcement with respect to (or submit to Dime or Hudson United) any proposal for the acquisition of any voting securities of Dime or Hudson United, respectively, or for a merger or other business combination involving Dime or Hudson United (the "Hudson United/Dime Standstill"), except that from and after the earlier of the termination of the Stock Purchase Agreement and March 31, 2001, FleetBoston may terminate the Hudson United/Dime Standstill by providing notice to North Fork and paying North Fork a fee of $2.5 million. In the event that FleetBoston acquires a majority interest in Dime on or prior to December 31, 2001, FleetBoston must pay North Fork an additional fee of $2.5 million.

         Under the Stock Purchase Agreement, North Fork must pay FleetBoston a fee of $2.5 million on the earlier of the termination of the Stock Purchase Agreement and March 31, 2001 if at such time North Fork has not acquired a majority interest in Dime. If North Fork acquires a majority of the equity interest in Dime on or prior to the later of the termination of the Stock Purchase Agreement and March 31, 2001, North Fork must pay FleetBoston a fee of $5.0 million on the date of the closing of such acquisition (or $2.5 million if North Fork has paid the $2.5 million fee referred to in the previous sentence).

         If North Fork does not acquire Dime and if, subsequent to the termination of the Hudson United/Dime Standstill, FleetBoston acquires a majority interest in Dime on or before December 31, 2001, FleetBoston has agreed to cause Dime to sell to North Fork 5 branches with total deposits of approximately $500 million as of December 31, 1999. Consummation of any such transaction would be subject to conditions comparable to those applicable to the branch purchase by FleetBoston.

         In the Stock Purchase Agreement, North Fork has agreed to operate substantially in the ordinary course and to refrain from paying or making any extraordinary dividends or distributions on the North Fork Common Stock. North Fork has also agreed to indemnify FleetBoston for breaches of the representations or covenants in the Stock Purchase Agreement and for losses

(including litigation expenses) arising out of North Fork's solicitation of proxies from holders of Dime Common Stock and the North Fork Offer.

         The North Fork Preferred will bear a non-cumulative dividend of 7.5% per annum (payable quarterly), and will be redeemable, at North Fork's option, in whole or in part, at any time after the third anniversary of the issuance date at a redemption price of $1,000 per share, plus declared and unpaid dividends to the date fixed for redemption. If the North Fork Preferred is not redeemed on the third anniversary of the issuance date, thereafter North Fork will pay to the holders thereof additional quarterly non-cumulative cash dividends at the rate of 2% per annum ($5.00 per share on a quarterly basis) through and including the fifth anniversary of the issuance date. If the North Fork Preferred is not redeemed on or before the fifth anniversary of the issuance date, North Fork thereafter will pay to the holders thereof additional quarterly non-cumulative cash dividends at the rate of 4% per annum ($10.00 per share on a quarterly basis). At its option, the Company may pay any such additional dividends by delivery to the holders of the North Fork Preferred of shares of North Fork Common Stock having an equivalent value.

         Each of the North Fork Preferred, the Rights and any shares of North Fork Common Stock received upon conversion of the North Fork Preferred or the exercise of such Rights will be subject to certain transfer restrictions, and would benefit from customary rights related to the registration of the offering and sale of the North Fork Preferred, Rights and/or shares of North Fork Common Stock pursuant to a registration rights agreement.

         There can be no assurance as to the timing of the satisfaction of the conditions to the consummation of the transactions contemplated by the Stock Purchase Agreement. The Stock Purchase Agreement may be terminated by mutual consent. Either North Fork or FleetBoston may terminate the Stock Purchase Agreement under certain circumstances, including if the acquisition of Dime Common Stock pursuant to the North Fork Offer has not been consummated by March 31, 2001, if Dime's and Hudson United's stockholders approve the Proposed Hudson United Merger, or if North Fork publicly announces the abandonment of its efforts to acquire Dime.

         FleetBoston, a Rhode Island corporation with its principal executive office at One Federal Street, Boston, Massachusetts 02110, is a diversified financial services company formed by the merger on October 1, 1999 of BankBoston Corporation with and into FleetBoston Financial Group, Inc. None of FleetBoston or any of FleetBoston's officers or directors intends to solicit proxies from holders of Dime Common Stock in connection with the Special Meeting or otherwise in connection with the Proposed Hudson United Merger, and FleetBoston disclaims that it is a participant in such solicitation, although FleetBoston may be deemed to be a participant by reason of the Stock Purchase Agreement and the transactions contemplated thereby.

         As of the date hereof, except as described below, FleetBoston does not beneficially own any securities of Dime. As of December 31, 1999, certain FleetBoston subsidiaries may be deemed to have had beneficial ownership of 79,594 shares of Dime Common Stock, which shares were held in a fiduciary capacity. FleetBoston disclaims beneficial ownership of all of such shares.

                      CERTAIN INFORMATION ABOUT NORTH FORK

         North Fork is a Delaware corporation with its principal executive offices located at 275 Broad Hollow Road, Melville, New York 11747. The telephone number of North Fork at such location is (516) 844-1004.

         North Fork is a bank holding company registered under the Bank Holding Company Act of 1956. North Fork's primary subsidiary, North Fork Bank, a New York State-chartered, FDIC-insured commercial bank, operates retail banking facilities throughout Suffolk and Nassau counties on Long Island, New York, as well as in the New York City boroughs of Manhattan, Queens, Brooklyn and the Bronx and in Westchester and Rockland counties north of New York City. North Fork, through North Fork Bank, provides a variety of banking and financial services to middle market and small business organizations, local government units and retail customers in the metropolitan New York area. At December 31, 1999, North Fork had assets of $12.1 billion, deposits of $6.5 billion and stockholders' equity of $618.7 million, and operated 112 retail banking facilities. At December 31, 1999, on a pro forma basis giving effect to North Fork's recent acquisitions of Reliance Bancorp, Inc. ("Reliance") and JSB Financial, Inc. ("JSB"), North Fork had assets of $16.3 billion, deposits of $9.2 billion and stockholders' equity of $1.3 billion.

         On February 18, 2000, North Fork completed its acquisition of Reliance in a stock-for-stock merger accounted for as a purchase. Reliance's principal subsidiary, Reliance Federal Savings Bank, a savings institution with 29 retail banking offices in Nassau and Suffolk counties on Long Island, New York, as well as in the New York City borough of Queens, was merged with North Fork Bank. At December 31, 1999, Reliance had assets of $2.5 billion, deposits of $1.5 billion and stockholders' equity of $176.4 million.

         On February 29, 2000, North Fork completed its acquisition of JSB in a stock-for-stock merger accounted for as a pooling-of-interests. JSB is the holding company for Jamaica Savings Bank FSB, a savings institution with 13 retail banking offices in the New York metropolitan area. At December 31, 1999, JSB had assets of $1.6 billion, deposits of $1.07 billion and stockholders' equity of $380 million.

         North Fork is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning North Fork's directors and officers, their remuneration, options granted to them, the principal holders of North Fork's securities and any material interests of such persons in transactions with North Fork is required to be disclosed in proxy statements distributed to North Fork's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661 (call 1-800-SEC-0330 for hours). Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-6009. The Commission also maintains an Internet website at http://www.sec.gov that contains reports, proxy statements and other information filed electronically by North Fork. North Fork Common Stock is listed on the NYSE under the symbol "NFB," and reports, proxy statements and other information concerning North Fork should also be available at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

                           FORWARD-LOOKING STATEMENTS

         This Proxy Statement contains certain "forward-looking" statements which North Fork believes are within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Act"), and Section 21E of the Exchange Act. The safe harbors intended to be created thereby are not available to statements made in connection with an exchange offer and North Fork is not aware of any judicial determination as to the applicability of such safe harbors to forward-looking statements made in proxy solicitation materials when there is a simultaneous exchange offer. However, the proxy solicitation is intended to facilitate the North Fork Offer and the statements made herein may be deemed to have been made in connection with an exchange offer. Accordingly, such statements may not be covered by the safe harbor provisions of the Act. Stockholders should be aware that any forward-looking statements made herein are only predictions, subject to risks and uncertainties that exist in the business environment which could render actual outcomes and results materially different than predicted. In some cases, such forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expects," "intends" or "believes" or the negative of such terms or other comparable terminology.

                                OTHER INFORMATION

         The information concerning Dime, Hudson United and the Proposed Hudson United Merger contained herein has been taken from, or based upon, and is qualified in its entirety by, publicly available documents on file with the Commission and other publicly available information. North Fork does not take any responsibility for the accuracy or completeness of such information or for any failure by Dime to disclose events that may have occurred and may affect the significance or accuracy of any such information.

         The information contained in this Proxy Statement concerning the North Fork Offer is qualified in its entirety by reference to the more detailed information to be contained in the North Fork Offer to Purchase and the related Letter of Transmittal.

         North Fork is not aware of any other matter to be considered at the Special Meeting. However, if any other matter properly comes before the Special Meeting, North Fork will vote all proxies held by it as North Fork, in its sole discretion, may determine.

         According to information contained in the Proxy Statement for Dime's 1999 Annual Meeting of Stockholders filed with the Commission on March 31, 1999 (the "Dime 1999 Annual Meeting Proxy"), in order to be considered for inclusion in Dime's proxy statement for the annual meeting of its stockholders to be held in 2000, all stockholder proposals must have been submitted to the Secretary of Dime at its offices at 589 Fifth Avenue, New York, New York 10017, on or before December 2, 1999. Under Dime's By-laws, stockholder nominations for director and stockholder proposals not included in Dime's 2000 proxy statement, in order to be considered for possible action by stockholders at the 2000 annual meeting of stockholders, must have been submitted to the Secretary of Dime, at the address set forth above, not less than 60 nor more than 90 days in advance of March 31, 2000. In addition, all stockholder nominations and stockholder proposals must meet other applicable criteria set forth in the By-laws of Dime in order to be considered at the 2000 annual meeting.

                                          North Fork Bancorporation, Inc.

Dated: March 6, 2000

         If you have any questions or need assistance in voting your shares, please call:

                              D.F. KING & CO., INC.

                                 77 Water Street
                            New York, New York 10005
                            Toll Free: 1-800-755-7250

                                   SCHEDULE I

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND MANAGEMENT OF DIME

         According to information contained in the Joint Proxy Statement/Prospectus, as of February 4, 2000, there were 110,899,492 shares of Dime Common Stock outstanding. Pursuant to the Hudson United Option Agreement, Dime granted Hudson United an option to purchase up to 22,271,682 shares of Dime Common Stock. The information concerning Dime and the Proposed Hudson United Merger contained herein has been taken from, or based upon, publicly available documents on file with the Commission and other publicly available information. North Fork does not take any responsibility for the accuracy or completeness of such information or for any failure by Dime to disclose events that may have occurred and may affect the significance or accuracy of any such information.

         The following table sets forth certain information, which was taken from the Dime 1999 Annual Meeting Proxy, regarding the beneficial ownership of Dime Common Stock outstanding as of January 31, 1999 by (a) each of Dime's current directors, (b) each of the named executive officers, (c) all of Dime's directors and executive officers as a group, and (d) each person who, to Dime's knowledge, beneficially owned more than 5% of the outstanding Dime Common Stock.

                                                         Beneficial Ownership
Name of Beneficial Owner                              As of January 31, 1999 (1)
------------------------                              --------------------------
                                                       Shares        Percent
                                                       ------        -------
Lawrence J. Toal ....................................  655,034(2)       *
Derrick D. Cephas ...................................    5,500          *
Frederick C. Chen ...................................   18,360          *
J. Barclay Collins II ...............................    5,500          *
Richard W. Dalrymple ................................   32,049(3)       *
James F. Fulton .....................................    9,662(4)       *
Sally Hernandez-Pinero ..............................    2,600          *
Fred B. Koons .......................................   80,429          *
Virginia M. Kopp ....................................   13,745(5)       *
James M. Large, Jr ..................................  403,776          *
John Morning ........................................    9,405          *
Margaret Osmer-McQuade ..............................   25,488(6)       *
Dr. Paul A. Qualben .................................   28,506          *

Eugene G. Schulz, Jr ................................   15,658          *
Howard Smith ........................................   54,500          *
Dr. Norman R. Smith .................................    5,500          *
Ira T. Wender .......................................   21,375          *
Anthony R. Burriesci ................................  133,153          *
Carlos R. Munoz .....................................   77,683          *
D. James Daras ......................................  151,206(3)(7)    *
FMR Corp. ...........................................
82 Devonshire Street
Boston, Massachusetts 02109 .........................7,359,904(8)    6.61%
All Directors and Executives as a Group (23 persons) 1,978,510(3)    1.77%

------------
*    Beneficial ownership does not exceed 1% of the outstanding Shares.

(1) The directors, nominees, executive officers, and group named in the table above have sole or shared voting power or investment power with respect to the shares listed in the table. Certain of such shares are restricted stock that may be subject to repurchase by Dime under certain circumstances. The share amounts listed include shares of Dime's common stock that the following persons have the right to acquire within 60 days from January 31, 1999: Lawrence J. Toal, 448,658; James M. Large, Jr., 253,834; each of Derrick D. Cephas, J. Barclay Collins II, Richard W. Dalrymple, Eugene G. Schulz, Jr., Howard Smith, and Norman R. Smith, 3,500; each of Frederick C. Chen, James F. Fulton, Sally Hernandez-Pinero, Virginia M. Kopp, John Morning, Margaret Osmer-McQuade, Paul A. Qualben and Ira T. Wender, 500; Fred B. Koons, 28,899; Anthony R. Burriesci, 72,233; Carlos R. Munoz, 41,333; D. James Daras, 113,164; and all current directors and executive officers as a group, 1,129,671.

(2) Includes 334 shares held by Mr. Toal's spouse, as to which he disclaims beneficial ownership.

(3) Includes shares held by the Trustee of Dime's 401(k) plan with respect to the account of the individual or certain members of the group based on reports dated as of December 31, 1998.

(4) Includes an aggregate of 832 shares owned by or in trust for Mr. Fulton's spouse, as to which he disclaims beneficial ownership.

(5) Includes an aggregate of 3,000 shares owned by or in trust for Mrs. Kopp's spouse, as to which she disclaims beneficial ownership.

(6) Includes 7,000 shares owned in trust for Ms. Osmer-McQuade's spouse, as to which she disclaims beneficial ownership.

(7) Includes 2,100 shares owned in trust for Mr. Daras' spouse, as to which he disclaims beneficial ownership.

(8) The information as to FMR Corp. is derived from a Schedule 13G, dated February 1, 1999, filed by FMR, Edward C. Johnson 3d, and Abigail P. Johnson (together with FMR and Edward Johnson, the "Reporting Person"), which states that, as of December 31, 1998, the Reporting Person, through certain of its affiliates, had sole voting power with regard to 457,400 of the shares indicated above, shared voting power with regard to none of such shares, sole dispositive power with regard to 7,359,904 of such shares, and shared dispositive power with regard to none of such shares. The Schedule 13G also states that the shares indicated above include 276,570 shares beneficially owned by Fidelity International Limited, as to which FMR disclaims beneficial ownership.

                                   SCHEDULE II

           INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
             OF NORTH FORK AND OTHER PERSONS WHO MAY SOLICIT PROXIES

         The following table sets forth the name and title of persons who may be deemed to be participants on behalf of North Fork in the solicitation of proxies from the stockholders of Dime.

                 DIRECTORS AND EXECUTIVE OFFICERS OF NORTH FORK

NAME                            POSITIONS
--------------                  ----------------------------
John A. Kanas ................  Chairman of the Board, President and Chief
                                Executive Officer
John Bohlsen .................  Vice Chairman
Thomas M. O'Brien ............  Vice Chairman
Park T. Adikes ...............  Director
Irvin L. Cherashore ..........  Director
Allan C. Dickerson ...........  Director
Lloyd A. Gerard ..............  Director
Daniel M. Healy ..............  Executive Vice President, Chief Financial
                                Officer and Director
Patrick E. Malloy, III .......  Director
Raymond A. Nielson ...........  Director
James F. Reeve ...............  Director
George H. Rowsom .............  Director
Kurt R. Schmeller ............  Director
Raymond W. Terry, Jr .........  Director
Kevin O'Connor ...............  Executive Vice President

         As of the date of this Proxy Statement, North Fork beneficially owns 690,900 shares of Dime Common Stock, and Park T. Adikes beneficially owns 100 shares of Dime Common Stock. Other than as set forth herein, as of the date of this Proxy Statement, neither North Fork nor any of the other participants listed in this Schedule II has any interest, direct or indirect, by security holdings or otherwise, in Dime.

                   OTHER PERSONS WHO MAY ALSO SOLICIT PROXIES

         North Fork has retained Salomon Smith Barney and Sandler O'Neill & Partners, L.P. ("Sandler O'Neill" and together with Salomon Smith Barney, the "Financial Advisors") to act as its financial advisors in connection with the North Fork Offer for which the Financial Advisors may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, North Fork has agreed to indemnify the Financial Advisors and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Neither Salomon Smith Barney nor Sandler O'Neill admits that it or any of its partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Exchange Act, in the solicitation of proxies, or that Schedule 14A requires the disclosure of certain information concerning it.

NAME                                  POSITIONS
--------------                        ----------------------------
Representatives of Salomon Smith
  Barney:
David M. Head .....................   Managing Director
James M.Harasimowicz ..............   Director
Gideon Asher ......................   Director
Paul D. Sowell II .................   Vice President
Tamara Rubinoff ...................   Associate

Representatives of Sandler O'Neill:
Herman S. Sandler .................   Senior Managing Principal
Christopher Quackenbush ...........   Principal

         Salomon Smith Barney's principal business address is 388 Greenwich Street, New York, New York 10013. Salomon Smith Barney engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Salomon Smith Barney may trade the debt and equity securities of Dime for its own account and the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney has informed North Fork that, as of the close of business on March 3, 2000, Salomon Smith Barney and its affiliates owned 465,118 shares of Dime Common Stock for its own account. Salomon Smith Barney and certain of its affiliates also may have voting and dispositive power with respect to certain shares of Dime Common Stock held in asset management, brokerage and other accounts. Salomon Smith Barney and such affiliates disclaim beneficial ownership of such shares of Dime Common Stock.

         Sandler O'Neill's principal business address is Two World Trade Center, New York, New York 10048. Sandler O'Neill engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Sandler O'Neill may trade the debt and equity securities of Dime for its own account and the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Sandler O'Neill has informed North Fork that, as of the close of business on March 3, 2000, Sandler O'Neill and its affiliates owned no shares of Dime Common Stock for their own account. Sandler O'Neill has also informed North Fork that, as of the date hereof, Sandler O'Neill Asset Management LLC, which may be deemed to be an affiliate of Sandler O'Neill, has voting and dispositive power over 145,000 shares of Dime Common Stock and that Sandler O'Neill also may have voting and dispositive power with respect to certain shares of Dime Common Stock held in brokerage and other accounts. Sandler O'Neill disclaims beneficial ownership of such shares of Dime Common Stock.

                                    IMPORTANT

         If your shares are held in your own name, please sign, date and return the enclosed GOLD proxy card today. If your shares are held in "Street-Name," only your broker or bank can vote your Shares and only upon receipt of your specific instructions. Please return the enclosed GOLD proxy card to your broker or bank and contact the person responsible for your account to ensure that a GOLD proxy is voted on your behalf.

         Do not sign any proxy card you may receive from Dime.

         If you have any questions or need assistance in voting your shares, please call:

                              D.F. KING & CO., INC.

                                 77 Water Street
                            New York, New York 10005
                            Toll Free: 1-800-755-7250

                REVISED PRELIMINARY COPY - SUBJECT TO COMPLETION

P     THIS PROXY IS SOLICITED ON BEHALF OF NORTH FORK BANCORPORATION, INC.
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
R                             OF DIME BANCORP, INC.
                          TO BE HELD ON MARCH 15, 2000
O
          THE UNDERSIGNED STOCKHOLDER OF DIME BANCORP, INC. ("DIME") HEREBY
X         APPOINTS ______________, __________________ AND __________________ AND
          EACH OR ANY OF THEM, ATTORNEYS AND PROXIES OF THE UNDERSIGNED, WITH
Y FULL POWER OF SUBSTITUTION, TO VOTE ALL OF THE SHARES OF COMMON STOCK OF DIME HELD OF RECORD BY THE UNDERSIGNED ON FEBRUARY 4, 2000, AT THE SPECIAL MEETING OF THE STOCKHOLDERS OF DIME TO BE HELD ON MARCH 15, 2000, AT 10:00 A.M., LOCAL TIME, AT CHELSEA PIERS, PIER 60, 23RD AND HUDSON RIVER, NEW YORK, NEW YORK 10011, AND AT ANY ADJOURNMENTS, POSTPONEMENTS, CONTINUATIONS OR RESCHEDULINGS THEREOF (THE "SPECIAL MEETING"), WITH ALL THE POWERS THE UNDERSIGNED WOULD POSSESS IF PERSONALLY PRESENT AT THE SPECIAL MEETING.



                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)




 IN OPPOSITION TO THE SOLICITATION BY THE DIME BANCORP, INC. BOARD OF DIRECTORS

                                                               -----------
                                                               SEE REVERSE
                                                                  SIDE
                                                               -----------

[X]    PLEASE MARK YOUR
       VOTE AS THIS
       EXAMPLE

------


     NORTH FORK RECOMMENDS THAT YOU VOTE AGAINST ITEM 1 BELOW

1. ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, AGAINST DATED AS OF SEPTEMBER 15, 1999, BETWEEN HUDSON UNITED BANCORP AND DIME BANCORP, INC., AS AMENDED AND RESTATED ON DECEMBER 27, 1999.

                 AGAINST        FOR        ABSTAIN

                   [ ]          [ ]          [ ]

         THIS PROXY WHEN PROPERLY EXECUTED WILL VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. IF YOU DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE AGAINST THE MERGER AGREEMENT.

2. IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

         PLEASE COMPLETE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED WITH RESPECT TO THE MATTERS COVERED HEREBY.

SIGNATURE____________________________________________DATED_____________, 2000

SIGNATURE (IF HELD JOINTLY) _________________________DATED_____________, 2000

PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN PLEASE GIVE YOUR FULL TITLE. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN THE PARTNERSHIP NAME BY AUTHORIZED PERSON(S).